U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

FONG                     HENRY
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   (Last)               (First)                 (Middle)

7315 EAST PEAKVIEW AVENUE
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                                    (Street)

ENGLEWOOD                COLORADO                80111
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

EQUITEX, INC.   (EQTX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

MARCH 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      PRESIDENT AND TREASURER
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code      V                 (D)             and 4)         (Instr.4) (Instr. 4)
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
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COMMON STOCK, $.02 PAR VALUE          03/01/02       P                  500      A      2.80
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COMMON STOCK, $.02 PAR VALUE          03/01/02       P                 1800      A      2.84
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COMMON STOCK, $.02 PAR VALUE          03/01/02       P                 1000      A      2.99
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COMMON STOCK, $.02 PAR VALUE          03/01/02       P                 2500      A      3.00
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COMMON STOCK, $.02 PAR VALUE          03/01/02       P                 1500      A      3.05
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COMMON STOCK, $.02 PAR VALUE          03/04/02       P                  500      A      2.28
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COMMON STOCK, $.02 PAR VALUE          03/04/02       P                 1100      A      2.30
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COMMON STOCK, $.02 PAR VALUE          03/04/02       P                 1000      A      2.31
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COMMON STOCK, $.02 PAR VALUE          03/04/02       P                 2500      A      2.35
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COMMON STOCK, $.02 PAR VALUE          03/06/02       P                  300      A      1.99
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COMMON STOCK, $.02 PAR VALUE          03/06/02       P                 1000      A      2.00
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COMMON STOCK, $.02 PAR VALUE          03/06/02       P                  700      A      2.05
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COMMON STOCK, $.02 PAR VALUE          03/06/02       P                  200      A      2.10
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COMMON STOCK, $.02 PAR VALUE          03/07/02       P                  500      A      2.02
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COMMON STOCK, $.02 PAR VALUE          03/11/02       P                  200      A      2.02
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COMMON STOCK, $.02 PAR VALUE          03/13/02       P                 8000      A      1.98
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COMMON STOCK, $.02 PAR VALUE          03/18/02       S                50000      D      1.61
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COMMON STOCK, $.02 PAR VALUE          03/18/02       S                12000      D      1.66
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 1000      D      1.33
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 4900      D      1.34
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 1000      D      1.35
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 1000      D      1.39
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 3000      D      1.40
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 1000      D      1.41
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COMMON STOCK, $.02 PAR VALUE          03/21/02       S                 1100      D      1.44
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COMMON STOCK, $.02 PAR VALUE          03/22/02       S                35300      D      1.21
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COMMON STOCK, $.02 PAR VALUE          03/22/02       S                38000      D      1.27
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COMMON STOCK, $.02 PAR VALUE          03/25/02       S                40000      D      1.24
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COMMON STOCK, $.02 PAR VALUE          03/26/02       S                 6600      D      1.34
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COMMON STOCK, $.02 PAR VALUE          03/26/02       S                  250      D      1.40
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COMMON STOCK, $.02 PAR VALUE          03/28/02       S                11600      D      1.29     608,525        D(1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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OPTION TO PURCHASE  $6.75                                    1/5/     1/4/     COMMON    469,             469,700   D
COMMON STOCK                                                 1999     2004     STOCK     700
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OPTION TO PURCHASE  $5.50                                    4/17/    4/17/    COMMON    476,             476,000   D
COMMON STOCK                                                 2000     2005     STOCK     000
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WARRANT TO          $0.02                                    8/6/     11/10/   COMMON    9,902              9,902   D
PURCHASE COMMON                                              2001     2004     STOCK
STOCK
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WARRANT TO          $5.65                                    8/6/     11/10/   COMMON    39,               39,337   D
PURCHASE COMMON                                              2001     2004     STOCK     337
STOCK
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
Explanation of Responses:

(1) Of these shares, 230,519 are owned by a corporation in which reporting person is an officer and director and 2,150 are owned by a partnership in which reporting person is a general partner.




/S/ HENRY FONG                                           APRIL 10, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.